Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

BETWEEN TULARIK INC. AND

WELLS FARGO BANK MINNESOTA, N.A.

THIS AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 10th day of November, 2003, by and between TULARIK INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK MINNESOTA, N.A. (the “Rights Agent”).

WHEREAS, the Company proposes to issue shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an underwritten public offering duly registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to that certain Registration Statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2001, a preliminary version of which prospectus supplement was filed by the Company with the SEC on November 4, 2003, and a final version of which prospectus supplement is expected by the Company to be filed with the SEC on November 12, 2003 (the “Offering”); and

WHEREAS, the Company is willing to permit Amgen Inc. (“Amgen”) to acquire shares of Common Stock in connection with the Offering (such shares, the “Purchased Shares”);

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 11, 2002, as amended by an amendment thereto dated May 21, 2003 (as amended, the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement to permit Amgen to acquire the Purchased Shares; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Excluded Stockholder” set forth in Section 1(h) of the Rights Agreement is restated in its entirety as follows:

“Excluded Stockholder” shall mean: (i) ZKB Pharma Vision AG (including its Affiliates and Associates); provided, however, that ZKB Pharma Vision AG (including its Affiliates and Associates) shall not be an Excluded Stockholder if ZKB Pharma Vision AG (including its Affiliates and Associates) becomes the Beneficial Owner of more than 21% of the outstanding Common Shares without the prior approval of the Board of Directors; and (ii) Amgen Inc. (including its Affiliates and Associates) only

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with respect to any Common Shares that it beneficially owns as a result of acquisitions (A) pursuant to that certain Stock Purchase Agreement by and between the Company and Amgen Inc. dated as of May 21, 2003 as the same may be amended from time to time (the “Stock Purchase Agreement”), (B) of up to 11,358,238 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends payable in shares of Common Stock or securities convertible into Common Stock, recapitalizations, capital reorganizations, consolidations or mergers) from ZKB Pharma Vision AG (including its Affiliates and Associates) of Common Shares (the “ZKB Acquisition”) that ZKB Pharma Vision AG (including its Affiliates and Associates) beneficially own as of May 21, 2003, or (C) in connection with the public offering of shares of Common Stock pursuant to a prospectus supplement to that certain registration statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2001, a preliminary version of which prospectus supplement was filed by the Company with the SEC on November 4, 2003, and a final version of which prospectus supplement is expected by the Company to be filed with the SEC on November 12, 2003 (the “Offering”).

3. Section 1(o) of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Stock by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Stock by Amgen Inc. in connection with the Offering, or (iii) the acceptance for payment and purchase of shares of Common Shares of the Company pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering.

4. Section 3(a) of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Stock by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Stock by Amgen Inc. in connection with the Offering, or (iii) the acceptance for payment and purchase of shares of Common Shares of the Company pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering.

5. Section 30 of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by

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virtue of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Stock by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Stock by Amgen Inc. in connection with the Offering, or (iii) the acceptance for payment and purchase of shares of Common Shares of the Company pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering.

6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

7. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts to be made and performed entirely within such State.

10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

TULARIK INC.

By:	/s/ Andrew J. Perlman
Name: Andrew J. Perlman
Title: Executive Vice President

Attest:	/s/ William J. Rieflin
Name: William J. Rieflin
Title: Secretary

WELLS FARGO BANK MINNESOTA, N.A.

By:	/s/ John D. Baker
Name: John D. Baker
Title: Assistant Vice President

Attest:	/s/ Corbin B. Connell
Name: Corbin B. Connell
Title: Assistant Vice President

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